Exhibit 99.1

MARKETAXESS COMPLETES ACQUISITION OF LIQUIDITYEDGE

NEW YORK, November 4, 2019 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed income securities, and the provider of market data and post-trade services for the global fixed-income markets, has completed its previously announced acquisition of LiquidityEdge, a leading provider of an electronic U.S. Treasuries marketplace.

The acquisition was completed on November 1, 2019 following approval from the necessary regulatory authorities. The purchase price is approximately $150 million, including $100 million in cash and 146,450 shares of MarketAxess common stock, subject to customary purchase price adjustments.

Chris Concannon, President and Chief Operating Officer of MarketAxess, commented, “We’re thrilled to welcome the LiquidityEdge team to MarketAxess and look forward to the expansion of our fixed income trading capabilities to include U.S. Treasuries. We see a strategic opportunity to grow LiquidityEdge’s existing dealer-to-dealer business by building custom, dealer-to-client connections, which we hope to launch in the first half of 2020. Additionally, the acquisition supports the further expansion of our Treasury hedging capabilities, with the first phase of these enhancements set to launch in the coming weeks. These projects are just a few examples of the value we see LiquidityEdge adding to the trading experience of our global institutional investor and dealer client base.”

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About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed income markets. A record $1.7 trillion of U.S. investment-grade bonds, U.S. high yield bonds, emerging market debt, Eurobonds and other fixed income securities traded through MarketAxess’ patented trading technology in 2018. The global community of 1,600 firms trading on MarketAxess today include the world’s leading asset managers and institutional broker-dealers. MarketAxess’ award-winning Open Trading™ marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for a broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess enables automated trading solutions and, through its Trax® division, provides a range of pre- and post-trade services and products.

MarketAxess is headquartered in New York and has offices in London, Amsterdam, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

About LiquidityEdge

LiquidityEdge, a MarketAxess company, offers an alternative trading model for the U.S. Treasury market with a choice of custom, relationship-based execution models. With LiquidityEdge’s leading technology, institutional investor and dealer clients have greater control over their trading strategy with access to one-to-one or many-to-many trading models, facilitating a combination of anonymous and disclosed streaming of executable prices while creating a personalized order book for each participant.

Founded in 2015, LiquidityEdge is an SEC registered broker-dealer and member of FINRA and SIPC. LiquidityEdge is headquartered in New York and has an office in London. For more information, please visit: www.marketaxess.com/trade/us-treasuries.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new and existing laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

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MarketAxess Media Relations Contacts:

Kyle White

MarketAxess Holdings Inc.

+1 212 813 6355

kwhite@marketaxess.com

Bill McBride

RF | Binder

+1 917 239 6726

MarketAxessPR@rfbinder.com

Investor Relations Contact:

David Cresci

MarketAxess Holdings Inc.

+1 212 813 6027

dcresci@marketaxess.com